Exhibit 99.1

PRESS RELEASE

For more information contact:                         For Immediate Release
Gerald Shencavitz
Chief Financial Officer
(207) 288-3314

Bar Harbor Bankshares Reports 2007 Earnings Increase

Bar Harbor, Maine (January 31, 2008) – Bar Harbor Bankshares (the "Company") (AMEX:BHB) the parent company of Bar Harbor Bank & Trust (the "Bank"), today reported net income of $7.2 million for the year ended December 31, 2007, or fully diluted earnings per share of $2.30, compared with $6.9 million or fully diluted earnings per share of $2.20 for the year ended December 31, 2006, representing increases of 4.0% and 4.5%, respectively.

Net income for the fourth quarter of 2007 amounted to $1.8 million, or fully diluted earnings per share of $0.58, representing increases of 4.9% and 5.5% compared with the same quarter in 2006, respectively.

In making the announcement, President and Chief Executive Officer, Joseph M. Murphy commented, "Despite compressed net interest margins throughout the banking industry, a slowing economy, and intense competition for quality loans and core deposits, 2007 marked another successful year for Bar Harbor Bankshares. The Federal Reserve’s recent actions in reducing short-term interest rates was a welcomed relief and is expected to prove beneficial to future levels of net interest income given the Company’s liability sensitive balance sheet. Our fourth quarter 2007 net interest income was up over 13% and the net interest margin was showing an improvement of 12 basis points compared with the same quarter last year." In concluding, Mr. Murphy added, "We are alert to softening economic conditions nationally and in our own region and, like most financial institutions, our future success will largely depend on sustaining the strong asset quality levels we have enjoyed over the past several years. Despite this variable, we believe the Company is well positioned as we enter the New Year."

Financial Condition

Assets: Total assets ended the year at $889 million, representing an increase of $65 million, or 7.8%, compared with December 31, 2006.

Loans: Total loans ended the year at $580 million, representing an increase of $25 million or 4.4% compared with year-end 2006. Business lending activity continued at a healthy pace during 2007, accounting for the year-over-year growth in the loan portfolio.

Credit Quality: The Bank’s non-performing loans ended the year at $2.1 million, or 0.36% of total loans. The Bank’s loan loss experience continued at low levels in 2007, with net charge-offs amounting to $238 thousand, or net charge-offs to average loans outstanding of 0.04%. The provision for loan losses totaled $456 thousand in 2007, compared with $131 thousand in 2006, principally reflecting the growth of the loan portfolio. In the fourth quarter of 2007, the Bank recorded a provision for loan losses of $209 thousand.

Securities: Total securities ended the year at $265 million, representing an increase of $51 million or 24.1% compared with December 31, 2006. During 2007, market yields showed meaningful improvement, with the benchmark 10-year U.S. Treasury note climbing to a five-year high, presenting opportunities for increasing the Bank’s earning assets and generating higher levels of net interest income.

Deposits: Total deposits ended the year at $539 million, representing an increase of $43 million or 8.6% compared with December 31, 2006. Deposit growth included $21 million in certificates of deposit obtained in the national market, as the Bank’s 2007 earning asset growth outpaced retail deposit growth. Total retail deposits ended the year at $435 million, representing an increase of $21 million, or 5.2%, compared with December 31, 2006.

Borrowings: Total borrowings ended the year at $279 million, representing an increase of $18 million or 7.0% compared with December 31, 2006. The additional borrowings were utilized to help support 2007 earning asset growth.

Capital: Bar Harbor Bankshares continued to exceed regulatory requirements for well-capitalized financial institutions, ending the year with Tier I Leverage, Tier 1 Risk Based, and Total Risk Based Capital ratios of 7.35%, 10.76% and 11.59%, respectively. Total shareholders’ equity ended the year at $66 million, representing an increase of $5 million, or 8.1%, compared with December 31, 2006.

Tangible Book Value: At December 31, 2007, the Company’s tangible book value per share of common stock outstanding amounted to $20.88, compared with $18.93 at December 31, 2006, representing an increase of 10.3%.

Results of Operations

Net Interest Income: For the year ended December 31, 2007, net interest income amounted to $22.9 million, representing an increase of $1.2 million, or 5.6% compared with 2006. The increase in net interest income was principally attributed to average earning asset growth of $52.9 million or 7.0%, as the net interest margin declined four basis points.

During the last four months of 2007, the Federal Reserve lowered short-term interest rates three times for a total of one hundred basis points. These actions favorably impacted the Bank’s net interest margin and net interest income, reflecting its liability sensitive balance sheet. For the three months ended December 31, 2007, net interest income was up $719 thousand or 13.3% and the net interest margin improved twelve basis points, compared with the same quarter in 2006.

Non-interest Income: For the year ended December 31, 2007, total non-interest income amounted to $5.9 million, representing a decline of $947 thousand or 13.8% compared with 2006. The decline in non-interest income was principally attributed to a $1.4 million decline in net securities gains. During 2007, net securities losses of $671 thousand were recorded, principally resulting from the Company’s restructuring of a portion of its securities portfolio, compared with net securities gains of $755 thousand recorded during 2006. Excluding securities gains and losses, non-interest income was up $479 thousand, or 7.8%, compared with 2006.

For the year ended December 31, 2007, credit and debit card fees, trust and financial services fees and service charges on deposits were up 15.9%, 11.4% and 4.2%, respectively, compared with 2006.

Non-interest Expense: For the year ended December 31, 2007, total non-interest expense amounted to $18.2 million, representing a decline of $476 thousand or 2.5% compared with 2006. The decline in non-interest expense was principally attributed to the settlement of the Company’s limited post retirement benefit program, the financial impact of which reduced 2007 non-interest expense by $832 thousand.

Salaries and employee benefits amounted to $9.4 million in 2007, representing an increase of $76 thousand, or 0.8%, compared with 2006. The relatively small increase in salaries and employee benefits expense reflects modifications to employee benefit programs and changes in overall staffing levels and mix.

Income Taxes: For the year ended December 31, 2007 total income taxes amounted to $3.0 million, representing an increase of $135 thousand, or 4.7%, compared with 2006. The Company’s effective tax rate amounted to 29.7% in 2007, compared with 29.5% in 2006.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving downeast and midcoast Maine.

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This earnings release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the "Company") for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words like "strategy," "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, real estate values, competition, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares
Selected Financial Information
(dollars in thousands except per share data)
(unaudited)

	Period End		Average
Balance Sheet Data	12/31/2007	12/31/2006	2007	2006
Total assets	$ 889,472	$ 824,877	$ 841,206	$ 788,557
Total securities	264,617	213,252	235,369	203,439
Total loans	579,711	555,099	558,795	538,212
Allowance for loan losses	4,743	4,525	4,573	4,573
Total deposits	539,116	496,319	513,109	482,932
Borrowings	278,853	260,712	260,640	241,870
Shareholders' equity	65,974	61,051	62,788	57,579

	Three Months Ended		Year-ended
Results Of Operations	12/31/2007	12/31/2006	12/31/2007	12/31/2006
Interest and dividend income	$ 13,477	$ 12,047	$ 51,809	$ 46,145
Interest expense	7,365	6,654	28,906	24,449
Net interest income	6,112	5,393	22,903	21,696
Provision for loan losses	209	7	456	131
Net interest income after provision for loan losses	5,903	5,386	22,447	21,565

Non-interest income	1,630	1,548	5,929	6,876
Non-interest expense	5,055	4,485	18,201	18,677

Income before income taxes	2,478	2,449	10,175	9,764
Income taxes	688	743	3,020	2,885

Net income	$ 1,790	$ 1,706	$ 7,155	$ 6,879

Earnings per share:
Basic	$ 0.59	$ 0.56	$ 2.36	$ 2.26
Diluted	$ 0.58	$ 0.55	$ 2.30	$ 2.20

Cash dividends per share	$ 0.245	$ 0.230	$ 0.955	$ 0.905

Return on Average Equity	11.04%	11.26%	11.40%	11.95%
Return on Average Assets	0.82%	0.84%	0.85%	0.87%

As of December 31:	2007	2006
Tier 1 Leverage Capital Ratio	7.35%	7.34%
Book value per share	$ 21.97	$ 20.03
Tangible book value per share	$ 20.88	$ 18.93
Shares outstanding	3,002,663	3,047,445

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